Exhibit 99.1

FOR IMMEDIATE RELEASE: October 19, 2005

LEGGETT REPORTS THIRD QUARTER SALES AND EARNINGS

Carthage, MO, October 19—

•	Third quarter EPS of $.28 (which includes 8 cents/share for non-recurring costs).

•	Record quarterly sales were $1.35 billion, a 1% increase versus 3Q 2004.

•	At quarter’s end, $252 million of cash on hand; net debt-to-cap at 23%.

•	Total restructuring costs estimated at $50-70 million; approximately 60% cash, 40% non-cash.

•	4Q EPS guidance of 14-24 cents (includes 5-7 cents/share for non-recurring costs).

•	2005 EPS guidance is $1.20 - $1.30, (includes 14-16 cents/share for non-recurring costs).

Fortune 500 diversified manufacturer Leggett & Platt reported third quarter earnings of $.28 per diluted share, a $.13 decrease versus the $.41 attained in the third quarter of last year. Third quarter earnings include 8 cents per share for non-recurring costs (5 cents associated with restructuring-related expenses and 3 cents for unusually high workers compensation costs). Additional factors contributing to the reduced earnings, in approximate order of importance, include significantly higher costs for certain raw materials and energy, currency impacts, and a change in product mix.

Record quarterly sales of $1.35 billion were $11 million, or 0.8%, higher than in the third quarter 2004. Sales growth came from acquisitions, which contributed almost $12 million in sales. Same location sales and unit volumes were essentially unchanged from the prior year.

Unit volumes in some consumer-related markets generally continue at levels below those seen last year. Leggett believes consumers simply are not buying at the rates typically seen, partly due to higher gasoline prices and utility costs, and consumers’ reduced amount of cash available to purchase discretionary items.

Management Comments

Felix E. Wright, Chairman and CEO said, “The second half of this year has been a difficult environment in which to operate. Our markets are adjusting to high gasoline prices and utility costs, devastating hurricanes, a shortage of petrochemicals, and highly volatile steel costs. We expect that these pressures will eventually abate, but do not know how quickly that will occur. In the meantime, we are proceeding with the restructuring plans and price increases we announced one month ago.

“Despite the current external issues, our cash flow and balance sheet remain strong. During the quarter we spent $7 million on acquisitions, $33 million to repurchase stock, and $40 million on capital projects. These initiatives, and the dividend payment, were funded solely by cash from operations. In August we issued $200 million of long-term debt. As explained in September 2004, we intend to increase leverage, and are aiming for a net debt-to-cap target range of 30% - 40%. We ended the quarter with net debt-to-cap at 23.1%.

“Last year we told investors that excess cash flow would go toward either acquisitions or share repurchases. Consistent with that strategy, we were strong buyers of our stock, purchasing 3.0 million shares since the end of the second quarter. These purchases were partially offset by issuance of shares through employee plans. As a result, common stock outstanding declined by 2.0 million shares during the third quarter, and was 4.5 million shares, or 2.4%, below the level of one year ago. To date, we have purchased over 6.3 million shares in 2005, leaving about 3.7 million available to purchase under our annual 10 million share Board authorization.”

Plant Closures and Consolidations

In mid-September, Leggett announced plans to close, consolidate, or divest certain underutilized or underperforming operations. The company has maintained spare capacity for several years with the expectation that market demand would eventually increase; however, that incremental demand has not materialized and the company’s patience has finally run out.

Over the past few weeks, management began an intensive company-wide analysis to finalize these plans. The company is also identifying existing operations into which much of the volume will be consolidated, and is addressing the relocation of certain equipment, inventory, customer service, etc.

Though this analysis is not yet complete, Leggett expects to rationalize approximately 35 operations. Of these facilities, approximately half are in Residential Furnishings, one-quarter are in Commercial Fixturing & Components, one is in Aluminum Products, and the remainder are in Industrial Materials and Specialized Products. These operations have total revenue of approximately $400 million. Most of this volume will shift to surviving facilities, but a $100 million (or so) volume reduction is likely as the company divests small, non-core operations and walks away from unprofitable business.

Initial analysis suggests that total costs associated with this restructuring activity should approximate $50-70 million, including costs for plant closures, equipment relocation, severance, asset impairment, inventory obsolescence, and similar expenses. The company believes that approximately 40% of the costs will be for non-cash items. These cost estimates do not incorporate benefits from the sale of buildings, real estate, or equipment. The company anticipates timing of expenses as follows: $15 million in 3Q 2005, $15-20 million in 4Q 2005, and the remaining $20-35 million in 2006.

The ongoing annual earnings benefit from this restructuring is expected to be about 10-12 cents per share, from the combination of reduced fixed costs (from closed facilities) and improved overhead absorption (from increased volume at remaining facilities). This equates to an annual EBIT improvement of approximately $30-35 million. These gains should yield improved margins and returns in each segment.

Passing Along Higher Costs

The company continues to closely monitor raw material and energy costs. In instances where Leggett’s suppliers invoked force majeure, Leggett has done the same, and has implemented price increases on an accelerated basis. More broadly, the company has notified customers of the cost inflation it is experiencing, and the possible need to pass along cost increases. Leggett has increased product prices in some lines of business, and continues to assess the possible need for increases in other product categories.

Acquisitions and Divestitures

In a separate press release issued last week, the company announced five acquisitions. Collectively, these acquisitions should add about $85 million to annual company revenues, and also provide approximately $20 million of store fixtures manufacturing in Asia. Two of these five acquisitions were completed during the third quarter. There were no divestitures during the quarter.

The largest of the five acquisitions, completed early in the fourth quarter, should add roughly $65 million in sales to the Residential Furnishings segment. This acquisition significantly enhances Leggett’s presence in the converting and/or distribution of geotextiles, erosion control products and silt fencing for the geotextile, landscape, and agricultural markets. Geotextiles are synthetic fabrics (typically polypropylene, polyethylene or polyester) used in a variety of landscaping applications including ground stabilization, drainage protection, erosion control and weed control. The highly-fragmented market for geotextiles is believed to approximate $900 million annually, and contains mostly small, regional suppliers. Leggett anticipates competitive advantage arising from national presence, purchasing leverage, economies of scale, and distribution and marketing infrastructure.

Debt Issuance

During the third quarter the company issued $200 million of 10-year notes with a coupon rate of 5.0%. This was the company’s fourth debt offering since early 2003. These four issuances comprise $730 million of long term debt, with a weighted average remaining life of 9.6 years and a weighted average coupon of 4.7%.

In addition to issuing long term debt, Leggett can issue up to $400 million in commercial paper through a program that is backed by $400 million in revolving credit. The company believes it has more than sufficient availability of funds to support all ongoing operations and take advantage of growth opportunities.

4Q 2005 Guidance: EPS of 14-24 cents

It is difficult to accurately forecast fourth quarter sales and earnings, for several reasons. First, there is much uncertainty about the direction raw material and energy prices will take over the next few months. For planning purposes, Leggett has assumed no significant change in steel or energy costs from third to fourth quarter.

Second, Leggett normally experiences a $50-100 million sequential decline in sales (from third to fourth quarter); this typically has a 5-10 cents per share impact on earnings. But with the recently announced shortage of petrochemicals used to make foam (which some Leggett customers use to make their products), fourth quarter demand for Leggett’s components could be lower than typically seen. As a result, the company has assumed an incremental, non-recurring earnings impact of 1 to 3 cents per share for the fourth quarter.

Third, during the fourth quarter the company anticipates approximately 5-7 cents per share of costs related to plant closure and restructuring activity; however, there is uncertainty in both the timing and cost of these actions.

Other factors, including workers compensation and LIFO, should benefit fourth quarter, relative to third quarter, by approximately 2 cents per share.

Based upon those assumptions, the company anticipates fourth quarter per share earnings of 14 to 24 cents, and a decline in quarterly same location sales of 1% - 7% (versus 4Q 2004). This forecast yields full-year 2005 earnings between $1.20 and $1.30 per share, with sales growth of 2% - 3% for the full year. Restructuring-related costs and the impact of petrochemical shortages account for the entire reduction in 2005 EPS guidance versus the prior range of $1.35 - $1.45.

Future Outlook

The company is not yet in a position to offer reliable guidance for 2006; however, it did note that there were several categories of costs in 2005 that significantly reduced per share earnings. Several of these cost categories have already been mentioned, including high raw materials and energy costs, a petrochemicals shortage, and plant closure and restructuring expenses. In addition, during 2005 the company increased its reserve for workers compensation by $12 million in excess of normal rates, and does not expect this to recur. This increase results from higher cost of medical care and longer duration of claims (as more treatment options are available, and can continue over longer periods of time). The total number of claims has been relatively steady over the past several years.

Leggett also disclosed the following long-term target margins: 21% gross margin, 12% EBIT margin, and 7.5% net margin. The company does not expect to fully achieve these margin levels for 2006, but does see them as realistically attainable over the long term. Several factors, including higher energy costs, a weaker dollar, pass through of (but not full margin on) higher raw material costs, and mix of business cause the target margins to be below Leggett’s prior peak margins (23% gross, 13.3% EBIT, 7.7% net) which occurred in 1999.

Long-term EBIT margin targets, by segment, are as follows: 11% for Residential Furnishings, 12%-13% for Commercial Fixturing and Components, 10%-11% for Aluminum Products and Specialized Products, and 11%-12% for Industrial Materials.

LIFO / FIFO

All of Leggett’s reporting segments employ the first-in, first-out (FIFO) inventory method. Last year, segment EBIT margins benefited from the effect of rising commodity costs under the FIFO method. This year, the same FIFO accounting method, combined with anticipated lower commodity costs at year-end, is resulting in lower segment margins in comparison to last year. As a result, last year’s segment margins were higher than normal, and this year’s margins are lower than normal, due to the impact of FIFO accounting.

At the corporate level, Leggett uses the last-in, first-out (LIFO) method for determining the cost of approximately half of the company’s inventories. A consolidated adjustment (not within the segments) is made to convert the appropriate operations to the LIFO inventory method. LIFO income for the full year 2005 is estimated at approximately $35 million. This compares to a LIFO expense of $77 million in 2004. For comparison, over the five prior years (1999-2003), the largest annual LIFO impact was just over $4 million.

Earnings for the third quarter reflect LIFO income of $6 million; in contrast, there was a LIFO expense of $16 million in 3Q 2004. The company currently anticipates LIFO income of $9 million in the fourth quarter; however, the actual impact will fluctuate with commodity prices and inventory levels.

SEGMENT RESULTS – Third Quarter 2005 (versus 3Q 2004)

Residential Furnishings – Total sales increased $15 million, or 2%, with acquisitions (net of divestitures) contributing $9 million of the increase. EBIT (earnings before interest and income taxes) was $32.6 million, a decrease of $35.5 million, or 52%. The EBIT decrease was attributable to restructuring-related costs (of $6.4 million), higher raw materials cost, higher workers compensation costs, absence of last year’s FIFO benefit, higher energy and transportation expenses, and reduced bedding unit sales.

Commercial Fixturing and Components – Total sales increased $26 million, or 8%, with acquisitions contributing $4 million of the increase. Same location sales increased 7%, primarily due to unit volume growth. EBIT declined by $3.7 million, or 16%, with gains from higher sales and cost savings more than offset by the impact of restructuring-related costs (of $3.1 million), currency rates, higher workers compensation expenses, higher resin costs (which impact the plastics operations), and other items. Excluding restructuring-related costs, the company expects the 2005 segment margin to be roughly unchanged from 2004; this is less than previously anticipated, reflecting higher workers compensation costs, start up costs at new accounts, product mix, and higher freight costs.

Aluminum Products – Total sales decreased $3 million, or 3%, due to lower same location sales (there were no acquisitions within the prior twelve months). EBIT decreased $6.2 million due to production inefficiencies at some plants, lower sales, a work stoppage at one facility, higher energy costs, and plant shutdown and consolidation expenses.

Industrial Materials – Total sales decreased $18 million, or 8%, due to lower same location sales (there were no acquisitions within the prior twelve months). The $12.8 million, or 35%, EBIT decrease resulted primarily from restructuring-related costs (of $3.4 million), lower sales, higher utility and transportation costs, and absence of last year’s FIFO benefit.

Specialized Products – Total sales decreased $6 million, or 4%. Same location sales decreased 4%, with unit decline partially offset by the effects of inflation and currency rates. EBIT declined $4.3 million, or 49%, due to restructuring-related costs (of $1.9 million), lower unit sales in both the automotive and machinery businesses, and currency impacts.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on October 20. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id# 9918957. Fourth quarter results will be released after the market closes on Thursday, January 26, 2006, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 122-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

LEGGETT & PLATT	October 19, 2005

RESULTS OF OPERATIONS (in millions, except per share data.)	THIRD QUARTER			YEAR TO DATE
	2005	2004	Change	2005	2004	Change
Net sales	$1,348.6	$1,338.0	0.8%	$3,959.7	$3,803.3	4.1%
Cost of goods sold	1,133.5	1,095.5		3,266.0	3,102.3

Gross profit	215.1	242.5		693.7	701.0
Selling & administrative expenses	115.8	111.3	4.0%	346.7	339.1	2.2%
Other deductions, net of income	11.7	0.7		14.4	1.3

Earnings before interest and taxes	87.6	130.5	(32.9)%	332.6	360.6	(7.8)%
Interest expense	11.9	10.5		33.9	34.3
Interest income	1.9	1.1		4.8	4.2

Earnings before income taxes	77.6	121.1		303.5	330.5
Income taxes	23.6	40.9		97.5	110.7

Net earnings	$54.0	$80.2	(32.7)%	$206.0	$219.8	(6.3)%

Earnings per share
Basic	$0.28	$0.41		$1.06	$1.12
Diluted	$0.28	$0.41	(31.7)%	$1.06	$1.12	(5.4)%
Average shares outstanding
Common stock (at end of period)	186.6	191.1	(2.4)%	186.6	191.1
Basic (average for period)	193.0	195.4		194.0	195.8
Diluted (average for period)	193.8	196.8		195.1	197.0

CASH FLOW (in millions.)	THIRD QUARTER			YEAR TO DATE
	2005	2004	Change	2005	2004	Change
Net Earnings	$54.0	$80.2		$206.0	$219.8
Depreciation and Amortization	44.3	43.7		126.9	133.4
Working Capital decrease (increase)	36.2	(52.3)		(25.7)	(107.1)
Other operating activity	11.3	4.0		(6.1)	(9.7)

Net Cash from Operating Activity	$145.8	$75.6	93%	$301.1	$236.4	27%
Additions to PP&E	(39.8)	(31.9)	25%	(115.5)	(104.8)	10%
Purchase of companies, net of cash	(6.8)	(7.2)		(57.1)	(39.8)
Dividends paid	(30.4)	(27.0)		(88.0)	(81.1)
Repurchase of Common Stock, net	(32.6)	(27.4)	19%	(123.1)	(59.1)	108%
Additions (payments) to Debt, net	150.1	(81.3)		(164.4)	(100.7)
Other	(5.9)	(2.1)		7.5	12.2

Increase (Decr.) in Cash & Equiv.	$180.4	$(101.3)		$(239.5)	$(136.9)

FINANCIAL POSITION (in millions.)	September 30
	2005	2004	Change
Cash and equivalents	$251.8	$307.0
Receivables	879.5	828.2	6%
Inventories	759.1	717.3	6%
Other current assets	86.2	73.9

Total current assets	1,976.6	1,926.4
Net fixed assets	949.6	942.7	1%
Other assets	1,210.2	1,151.2	5%

TOTAL ASSETS	$4,136.4	$4,020.3

Trade accounts payable	$278.4	$269.5	3%
Current debt maturities	96.8	390.1
Other current liabilities	391.7	364.7	7%

Total current liabilities	766.9	1,024.3	(25)%
Long term debt	898.0	619.2	45%
Deferred taxes and other liabilities	147.8	139.7
Shareholders’ equity	2,323.7	2,237.1	4%

Total Capitalization	3,369.5	2,996.0

TOTAL LIABILITIES & EQUITY	$4,136.4	$4,020.3

Modified Working Capital / Sales *	19.6%	18.4%
Net Debt to Net Capital **	23.1%	22.8%

*	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
**	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

LEGGETT & PLATT	October 19, 2005

SEGMENT RESULTS (in millions.)	THIRD QUARTER			YEAR TO DATE
	2005	2004	Change	2005	2004	Change
External Sales
Residential Furnishings	$654.3	$641.5	2.0%	$1,923.1	$1,849.7	4.0%
Commercial Fixturing & Components	330.9	306.0	8.1%	877.0	813.4	7.8%
Aluminum Products	111.7	114.8	(2.7)%	394.8	384.7	2.6%
Industrial Materials	137.8	151.0	(8.7)%	400.2	386.9	3.4%
Specialized Products	113.9	124.7	(8.7)%	364.6	368.6	(1.1)%

Total	$1,348.6	$1,338.0	0.8%	$3,959.7	$3,803.3	4.1%

Inter-Segment Sales
Residential Furnishings	$6.2	$4.1		$17.7	$10.4
Commercial Fixturing & Components	2.6	1.7		8.5	4.6
Aluminum Products	4.1	4.1		11.9	12.3
Industrial Materials	75.3	79.7		246.9	220.0
Specialized Products	16.0	10.8		45.9	41.3

Total	$104.2	$100.4		$330.9	$288.6

Total Sales
Residential Furnishings	$660.5	$645.6	2.3%	$1,940.8	$1,860.1	4.3%
Commercial Fixturing & Components	333.5	307.7	8.4%	885.5	818.0	8.3%
Aluminum Products	115.8	118.9	(2.6)%	406.7	397.0	2.4%
Industrial Materials	213.1	230.7	(7.6)%	647.1	606.9	6.6%
Specialized Products	129.9	135.5	(4.1)%	410.5	409.9	0.1%

Total	$1,452.8	$1,438.4	1.0%	$4,290.6	$4,091.9	4.9%

EBIT
Residential Furnishings	$32.6	$68.1	(52)%	$136.5	$208.6	(35)%
Commercial Fixturing & Components	19.0	22.7	(16)%	46.7	47.0	(1)%
Aluminum Products	1.5	7.7	(81)%	24.9	36.2	(31)%
Industrial Materials	23.9	36.7	(35)%	77.9	91.1	(14)%
Specialized Products	4.4	8.7	(49)%	27.2	36.5	(25)%
Intersegment eliminations	0.2	2.1		(6.6)	(2.3)
Change in LIFO reserve	6.0	(15.5)		26.0	(56.5)

Total	$87.6	$130.5	(33)%	$332.6	$360.6	(8)%

EBIT Margin *			Basis Pts			Basis Pts
Residential Furnishings	4.9%	10.5%	(560)	7.0%	11.2%	(420)
Commercial Fixturing & Components	5.7%	7.4%	(170)	5.3%	5.7%	(40)
Aluminum Products	1.3%	6.5%	(520)	6.1%	9.1%	(300)
Industrial Materials	11.2%	15.9%	(470)	12.0%	15.0%	(300)
Specialized Products	3.4%	6.4%	(300)	6.6%	8.9%	(230)

Overall	6.5%	9.8%	(330)	8.4%	9.5%	(110)

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2004			2005
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	1,278	1,338	1,282	1,301	1,310	1,349
Sales Growth (vs. prior year)	21.4%	15.7%	12.4%	9.6%	2.5%	0.8%

EBIT ($ million)	126.8	130.5	101.1	117.3	127.7	87.6
EBIT Margin	9.9%	9.8%	7.9%	9.0%	9.7%	6.5%

Net Earnings ($ million)	76.8	80.2	65.6	72.8	79.2	54.0
Net Margin	6.0%	6.0%	5.1%	5.6%	6.0%	4.0%

EPS (diluted)	$0.39	$0.41	$0.33	$0.37	$0.41	$0.28
Common Stock (end of period, millions)	191.7	191.1	190.9	190.0	188.6	186.6

Cash from Operations ($ million)	91	76	106	91	64	146
Debt to Total Cap (net of cash & curr. debt)	22.9%	22.8%	21.9%	21.6%	24.3%	23.1%

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	13.3%	10.8%	8.7%	7.4%	2.4%	0.9%
Commercial Fixturing & Components	(0.3)%	3.0%	5.1%	9.3%	4.8%	7.2%
Aluminum Products	18.2%	16.3%	7.7%	3.7%	5.4%	(2.6)%
Industrial Materials	54.3%	57.6%	37.9%	32.0%	1.5%	(7.7)%
Specialized Products	8.7%	9.0%	6.2%	1.8%	(3.0)%	(3.6)%
Overall	14.0%	13.1%	10.7%	8.4%	1.9%	(0.1)%